Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S‑8 (Nos.333-217058, 333-160010, 333-148052, 333-103433, 333-37278) of Kulicke & Soffa Industries, Inc. of our report dated November 16, 2017 except for the effects of the restatement described in Note 2 to the consolidated financial statements and the matter discussed in the fourth paragraph of Management’s Report on Internal Control over Financial Reporting, as to which the date is May 31, 2018 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Form 10‑K/A.

/s/ PricewaterhouseCoopers LLP
Singapore
May 31, 2018